As filed with the Securities and Exchange Commission on May 10, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	11-6040273
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

675 Avenue of the Americas, 6th Floor

New York, New York 10010

(Address and zip code of principal executive offices)

Second Amended and Restated Weight Watchers International, Inc. 2014 Stock Incentive Plan

(Full title of the plan)

Michael F. Colosi, Esq.

Weight Watchers International, Inc.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

(212) 589-2700

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Kenneth Wallach, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (a)	Proposed maximum offering price per share (b)	Proposed maximum aggregate offering price (b)	Amount of registration fee (b)
Common stock, no par value per share	5,000,000	$21.88	$109,400,000	$12,680

(a)	Covers an aggregate of 5,000,000 shares of common stock, no par value (the “Common Stock”), of Weight Watchers International, Inc. (the “Registrant”), approved for issuance under the Second Amended and Restated Weight Watchers International, Inc. 2014 Stock Incentive Plan (the “2014 Stock Incentive Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the 2014 Stock Incentive Plan to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(b)	Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of registration fee and are based on the average of the high and low prices of shares of Common Stock as reported on the New York Stock Exchange on May 5, 2017.

EXPLANATORY NOTE

In accordance with General Instruction E of Form S-8, this Registration Statement is registering additional securities of the same class as registered under the effective Registration Statement of the Registrant on Form S-8, File No. 333-195800, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on May 8, 2014 (the “Earlier Registration Statement”). The contents of the Earlier Registration Statement are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that the Registrant has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 1, 2017;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2017, filed on May 10, 2017;

(c)	the Registrant’s Current Reports on Form 8-K, filed on April 26, 2017 and May 9, 2017 (other than those portions “furnished” to the Commission); and

(d)	the description of the Registrant’s Common Stock under the heading “Description of Capital Stock” included in its Registration Statement on Form S-1 incorporated by reference in its Registration Statement on Form 8-A under Section 12(b) of the Exchange Act filed on November 9, 2001, as amended by the Form 8-A/A filed on January 6, 2012, and including any further amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits a Virginia corporation to indemnify its directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under the VSCA, a corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification, unless limited by a corporation’s articles of incorporation, when a director or officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation. The VSCA provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The Registrant’s Amended and Restated Articles of Incorporation (the “Articles”) require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law.

The VSCA establishes a statutory limit on liability of directors and officers of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of the corporation’s shareholders and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of a director or officer shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. As permitted by the VSCA, the Articles eliminate the liability for monetary damages of a director or officer in a proceeding brought by or in the right of the Registrant or brought by or on behalf of the Registrant’s shareholders. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law.

The Registrant maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Second Amended and Restated Weight Watchers International, Inc. 2014 Stock Incentive Plan is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 9, 2017 (File No. 001-16769).

5.1	Opinion of Hunton & Williams LLP.

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 9th day of May, 2017.

WEIGHT WATCHERS INTERNATIONAL, INC.
(Registrant)

By:	/s/ Nicholas P. Hotchkin
Name:	Nicholas P. Hotchkin
Title:	Chief Financial Officer & Member, Interim Office of the Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nicholas P. Hotchkin and Michael F. Colosi, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, in connection with this Registration Statement, to sign any and all amendments or supplements to this Registration Statement, including any and all stickers and post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 9th day of May, 2017.

Signature	Title

/s/ Nicholas P. Hotchkin	Chief Financial Officer & Member, Interim Office of the
Nicholas P. Hotchkin	Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Thilo Semmelbauer	Director & Member, Interim Office of the Chief Executive
Thilo Semmelbauer	Officer (Principal Executive Officer)

/s/ Christopher J. Sobecki	Director & Member, Interim Office of the Chief Executive
Christopher J. Sobecki	Officer (Principal Executive Officer)

/s/ Raymond Debbane	Director
Raymond Debbane

/s/ Steven M. Altschuler	Director
Steven M. Altschuler

/s/ Philippe J. Amouyal	Director
Philippe J. Amouyal

/s/ Cynthia Elkins	Director
Cynthia Elkins

/s/ Jonas M. Fajgenbaum	Director
Jonas M. Fajgenbaum

/s/ Denis F. Kelly	Director
Denis F. Kelly

/s/ Sacha Lainovic	Director
Sacha Lainovic

/s/ Oprah Winfrey	Director
Oprah Winfrey

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Weight Watchers International, Inc. 2014 Stock Incentive Plan is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 9, 2017 (File No. 001-16769).

5.1	Opinion of Hunton & Williams LLP.

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney (included on signature page).

6